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                                                                   EXHIBIT 10.18


          ADDENDUM TO SUBLEASE MADE AS OF JULY 2, 1997 (the "Sublease")

                BETWEEN BELL SPORTS CANADA INC. ("Sublessor") AND

           SPORTRACK INTERNATIONAL INC. (previously known as ADVANCED
                  ACCESSORY SYSTEMS CANADA INC.) ("Sublessee")


Reference is hereby made to that certain Sublease agreement dated July 2, 1997 between Bell Sports Canada Inc. and Advanced Accessory Systems Canada Inc. (hereinafter the "Sublease").

All defined terms used herein shall have the meanings ascribed thereto in the Sublease.

The parties hereby agree to amend the Sublease as follows:

1.0 The Gross Leasable Area of the Sublease Area shall be 65,074 square feet situated on the ground floor.

1.1 The Gross Leasable Area of the Sublease Area shall be made up of the following areas:

         a. Factory                                                46,772 sq. ft.
         b. Office Space (as presently occupied)                    3,008 sq. ft.
         c. Cafeteria (Pro Rata Share)                              1,149 sq. ft.
         d. Compressor (Pro Rate Share)                               229 sq. ft.
         e. Tool Room                                                 340 sq. ft.
         f. Holding Area                                            2,400 sq. ft.
                                                                   --------------
                                  Subtotal A                       53,898 sq. ft.

         f. New Distribution Centre                                11,176 sq. ft.
                                                                  --------------
                                  Subtotal B                       11,176 sq. ft.
                                                                  --------------
                 Total Gross Leasable Area                         65,074 sq. ft.
                                                                  ==============



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2.0  The total basic rent per annum for the Subleased area shall be
$254,510.39 plus GST and QST calculated on the basis of total Gross Leaseable Area (as set out above) on the following square footage rental charges. The rent is payable in equal consecutive monthly installments of $21,209.20 plus GST and QST due on the first day of each month in advance.


         a. Factory                               $3.64/sq. ft.            $170,250.08

         b. Office Space                          $3.64/sq. ft.            $ 10,949.12
            Leasehold Improvement fee             $2.76/sq. ft.            $  8,302.08

         c. Cafeteria                             $3.64/sq. ft.            $  4,182.36
            Leasehold Improvement fee             $3.07/sq. ft.            $  3,527.43

         d. Compressor Room                       $3.64 sq. ft.            $    833.56

         e. Tool Room                             $3.64 sq. ft.            $  1,237.60

         f. Holding Area                          $3.64 sq. ft.            $  8,736.00

         g. New Distribution Centre               $4.16 sq. ft.            $ 46,492.16
                                                                           -----------
                          Total basic rent per annum                       $254,510.39
                                                                           ===========


2.1 In the event that the Sublease is extended beyond June 30, 1998 and for each of the successive lease years thereafter the basic rent will be increased as set out in Article III, section 3.1.2 of the Lease.

2.2 In the event that the Sublease extends beyond December 31st, 2003 the Leasehold Improvement fees of $2.76 and $3.07 per square foot shall be canceled effective December 31, 2003.

3.0 In addition to the basic rent as set out in 2.0 and 2.1, the Sublessee shall pay to the Sublessor operating costs fixed at the sum of $1.12 per square foot for the total Gross Leasable Area of Subleased Area. This annual operating cost of $72,882.88 plus GST and QST shall be payable in equal consecutive monthly installments of $6,073.57 plus GST and QST due on the first day of each month in advance.

3.1 In the event that the Sublease is extended beyond June 30, 1998 and for each of the successive lease years thereafter the operating costs will be adjusted to reflect the actual increases of such operating costs to the Sublessor including business taxes (based on the value of the entire Leased Premises as assessed by the city of Granby), utilities, maintenance, etc. Within thirty (30) days following the commencement of any renewal period the Sublessor shall deliver to the Sublessee an estimate as to operating costs for such renewal period taking into account any increase as herein provided. The Sublessee


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shall pay to the Sublessor operating costs fixed in accordance with such estimate which such estimate shall be reasonable in all regards. In the event that the city of Granby directly charges the Sublessee its share of the business taxes for the total Gross Leasable Area of the Subleased Area instead of charging the Sublessor for the entire Leased Premises as set out in the Lease, the Sublessor agrees to exclude the business taxes portion of the operating costs chargeable to the Sublessee.

3.2 The operating costs cover business taxes, utilities (e.g. hydro, water, gaz, etc.), building maintenance (internal and external) including but not limited to snow removal, grass cutting, landscaping, office cleaning, general garbage pickup (not including compactor charges or compactor garbage pickup), general repairs needed to the building, general repairs to the alarm system, repair to the air conditioning, ventilation and heating, and repairs to the compressors, transformers, electrical wiring and air lines.

4.0 The term of the Sublease shall begin from the Effective Time and expire on June 30, 1998.

4.1 The Sublease will be renewed for a further term of twelve (12) months from the date of expiration under the same terms and conditions of the existing Sublease as they exist on the date of expiration. Notwithstanding the foregoing, each of the Sublessee and Sublessor may terminate the Sublease or any renewal thereof by giving twelve (12) months prior written notice to the Sublessor or Sublessee as the case may be in which event the Sublease shall terminate twelve
(12) months following the date of receipt of such notice. Written notice shall be hand delivered to Al McCaughen or Josh Greenberg if such notice is coming from the Sublessee and hand delivered to Jean Maynard or Richard Bedard if such notice is coming from the Sublessor.

5.0 The Sublessor and Sublessee agree to share on a pro rata basis of 2/3 and 1/3 respectively the costs of mail delivery and pickup, a receptionist, and the following office supplies: coffee and all coffee supplies such as cream, sugar, cups, etc., water, soap, toilet paper, paper towels for washrooms.

6.0 The Sublessor agrees to move the compactor to the Sublessor's manufacturing area at its own expense and costs. The Sublessee agrees not to use such compactor after it has been moved and agrees to make all arrangements by the time the compactor is moved to obtain a compactor for its own use including the equipment and periodic pick up all at its own expense and costs.

7.0 The Sublessor agrees to provide Sublessee 17 parking spaces in front of the building beginning from the north side of the main entrance doors and extending to the north end of the parking lot to be used for parking only of its employees and visitors without additional charge. The Sublessor shall use the remaining parking spaces beginning directly in front of the door and extending to the south end of the parking lot to be used only for its employees and visitors.


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7.0.1 The Sublessee shall have the right at its own expense to affix a door to an opening of the drilling area and lock same door only after regular business hours and on weekends provided that the door is approved by the Sublessor prior to being affixed and that a key for the lock of same door be given to the Sublessor. The Sublessor shall have unrestricted access to the drilling area during regular business hours, and at other times upon prior request to the Sublessee, which request shall not be unreasonably withheld by the Sublessee.

7.0.2 The Sublessee shall have the right at its own expense to erect walls to close off the foam weighing area in a manner agreeable to the Sublessor subject to Article X of the Lease. The Sublessee shall also have the right at its own expense to extend the second floor, presently over the drilling area, over the foam weighing area at the same height and specification as the existing second floor subject to Article X of the Lease.

7.0.3 The Sublessee shall have the right at its own expense to make any improvements, alterations, additions or repairs to the Subleased Area subject to
Article X of the Lease.

8.0 Throughout the term of this Sublease and any renewal thereof, Sublessee shall take out and keep in force:

      8.0.1 comprehensive general liability insurance with respect to the business carried on in or from the Subleased Area and the use and occupancy thereof for bodily injury and death and damage to property of others in an amount of at least two millions dollars (2,000,000$) for each occurrence or such greater amount as Sublessor may from time to time reasonably require;

      8.0.2 all risks insurance including the perils of fire, extended coverage, leakage from sprinkler and other fire protective devices, earthquake, collapse and flood in respect to furniture and other movables, equipment, inventory, securities and stock-in-trade, fixtures and leasehold improvements located within the Subleased Area and such other property located in or forming part of the Subleased Area, including all mechanical or electrical systems (or portions thereof) installed by Sublessee in the Subleased Area, the whole for the full replacement cost (without depreciation) in each such instance;

      8.0.3 if any boiler or pressure vessel greater than fifteen (15) pounds of pressure is operated in the Subleased Area, boiler and pressure vessel insurance with respect thereto;

      8.0.4 such additional insurance as Sublessor may request following a request to this effect by a lending institution or any other event;

8.1   All policies of insurance shall:

      8.1.1 be in form satisfactory to Sublessor;


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        8.1.2 be placed with insurers reasonably acceptable to Sublessor; and

        8.1.3 provide that they will not be canceled or permitted to lapse unless the insurer notifies Sublessor and its Landlord in writing at least thirty (30) days prior to the date of cancellation or lapse. Each such policy shall name Sublessor and its Landlord and the hypothecary creditor that the Sublessor may designate as additional named insured as its interest may appear. Each comprehensive general liability insurance policy will contain a provision of cross-liability or severability of interests as between Sublessor and Sublessee. All other policies referred to above shall contain a waiver of subrogation rights which Sublessee's insurers may have against Sublessor, Sublessor's insurers and persons under Sublessor's care and control. Sublessee hereby releases and waives, and will hold the Sublessor harmless, any and all claims against Sublessor and those for whom Sublessor is in law responsible with respect to occurrences required to be insured against by Sublessee hereunder, provided that the Sublessee shall retain its recourses against the Sublessor to the extent that any claim of the Sublessee is not covered by its insurance policies as herein stipulated, and to the extent it should not have been covered pursuit to this Sublease. Sublessee shall from time to time furnish Sublessor with certified copies of all such insurance policies or certificates thereof and the renewals thereof.

8.2 Sublessee agrees that should the Sublessee fail to take out or keep in force such insurance, Sublessor will have the right to do so and to pay the premiums therefor and in such event Sublessee shall repay to Sublessor on demand the amount paid as premiums.

9.0 The Sublessee agrees that its employees who wish to smoke will be restricted to smoking in their own offices, if they have an office, or in the cafeteria, if they do not have an office.

10.0 Sublessee agrees to defend, indemnify, and hold harmless Sublessor from and against any and all losses, damages, costs, claims, lawsuits, judgments, settlements and expenses including without limitation attorney's fees and court costs resulting from or in connection with any breach of this agreement by the Sublessee or any actions or omissions by the Sublessee, its directors, officers, employees, agents and other persons for which it is at law responsible.

11.0 Sublessor agrees to defend, indemnify, and hold harmless Sublessee from and against any and all losses, damages, costs, claims, lawsuits, judgments, settlements and expenses including without limitation attorney's fees and court costs resulting from or in connection with any breach of this agreement by the Sublessor or any actions or omissions by the Sublessor, its directors, officers, employees, agents and other persons for which it is at law responsible.


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12.0 The Sublessor agrees and accepts to provide the Sublessee free usage and utilization of the following equipment
        a) compressor
        b) alarm system
        c) shipping doors #9 and #10

13.0 The Sublessor agrees and accepts that the Sublessee shall be allowed to post a sign or billboard on the exterior of the leased premises in conformity with zoning and municipal by-laws..

14.0 The Sublessor agrees that the Sublessee shall have access at all times to its premises, without restrictions from the Sublessor.

15.0 If during the term of the Sublease, the building is completely or partially destroyed or damaged by fire or other cause and that destruction or damage prevents the Sublease to carry out business in the ordinary course for a period of three months or more, the Sublessee shall have the right to cancel the lease without having to pay compensation to the Sublessor, the whole with effect as of the date of such damage or destruction. Notwithstanding such right of cancellation, the Sublessee shall be responsible for such damage or destruction if the damage or destruction is determined to be caused by the Sublessee, its directors, officers, employees, agents and other persons for which it is at law responsible, through their actions, omissions, negligence or other.

16.0 The parties hereby agree that the provision of Article XX of the Lease shall apply to this Sublease, mutatis mutandis, provided however that section 20.1.8 shall be amended by inserting at the end of the phrase, "following written notice of 15 days."

All of the terms and conditions of the Sublease shall remain in full force and effect as amended hereby.

Signed this 23rd day of October, 1997, in the city of Granby, Quebec

Sublessor                                       Sublessee
Bell Sports Canada Inc.                         SportRack International Inc.


per:  /s/ Al McCaughen                          per:  /s/ Jean Maynard
    ----------------------------                    --------------------------
         Al McCaughen, President                       Jean Maynard, President